We consent to the use of our report dated January 29, 1997, with respect to the financial statements and schedule of Corporate Realty Income Trust I included in the Current Report on Form 8-K/A, dated June 17, 1997 of Lexington Corporate Properties, Inc.



                                       Ernst & Young LLP


New York, New York
June 17, 1997